Exhibit 4.31

Power of Attorney

The SHAREHOLDERS, Michael Yufeng CHI (ID: 110108197109148935) and Tian LIANG (ID: 110102197006282316) (collectively the “Shareholders”) of Beijing Perfect Moment Pictures Co., Ltd., (“Perfect Moment”) hereby irrevocably appoint Perfect World (Beijing) Software Co., Ltd. (business license No.: 110000410295807) (“PW Software”) to exercise the following powers and rights during the term of this Power of Attorney:

To authorize PW Software to fully and completely represent the Shareholders to exercise all shareholder rights in Perfect Moment in accordance with PRC laws and articles of association of Perfect Moment, including but not limited to, propose shareholders’ general meetings, receive any notice and rules of procedure of shareholders’ general meetings, attend Perfect Moment’s shareholders general meetings and exercise all voting rights (including but not limited to, at Perfect Moment’s shareholders general meetings, taking the role of the Shareholders’ authorized representative to appoint Perfect World’s directors, general manager, chief financial officer and other senior management officers and to declare dividend distributions), sell, transfer or dispose all or part of the Shareholders’ equity in Perfect Moment.

Shareholders further authorize PW Software to designate any person appointed by its board of directors to exercise the rights granted by the Shareholders in this Power of Attorney.

This Power of Attorney shall be valid from its signing date until Perfect World (Beijing) Software Co., Ltd. is dissolved in accordance with the laws of the People’s Republic of China, unless the Business Operation Agreement entered into by Perfect Moment, Beijing Perfect World Software Co., Ltd., Michael Yufeng CHI and Tian LIANG is terminated prior to expiration.

(Signature page of the Power of Attorney, no text below)

The Authorizers:

/s/ Michael Yufeng CHI

/s/ Tian LIANG

The Authorized:

Perfect World (Beijing) Software Co., Ltd.

Representatives By :

February 12, 2011